As filed with the Securities and Exchange Commission on March 6, 2008	Registration No. 333-____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

FIRSTBANK CORPORATION
(Exact name of registrant as specified in its character)

MICHIGAN (State or other jurisdiction of incorporation or organization)	38-2633910 (I.R.S. Employer Identification No.)

311 Woodworth Avenue, Alma, Michigan 48801-1826
(989) 463-3131
(Address including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

THOMAS R. SULLIVAN
Firstbank Corporation
311 Woodworth Avenue
Alma, Michigan 48801-1826
(989) 463-3131
(Name, address, including zip code, and telephone number, including area code of agent for service)	Copies of Communications to: HARVEY KONING Varnum, Riddering, Schmidt & Howlett LLP 333 Bridge Street NW Grand Rapids, Michigan 49504 (616) 336-6000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

_________________

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ X ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Amount Being Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock	600,000 Shares	$ 13.55	$ 8,130,000	$ 320

(1)	For purposes of calculating the registration fee only, the price shown is based upon a per share price of $13.55, the average of the high and low sale prices for the Common Stock of Registrant on March 5, 2008, in accordance with Rule 457(c).

_________________

Pursuant to Rule 416(a) of the General Rules and Regulations under the Securities Act of 1933, the Prospectus filed as a part of this Registration Statement shall cover such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

FIRSTBANK CORPORATION
AMENDED AND RESTATED
DIVIDEND REINVESTMENT PLAN

FIRSTBANK CORPORATION:

•	We are a bank holding company headquartered in Alma, Michigan, offering general banking services and financial products through our operating subsidiaries.

•	Our address and phone number are: 311 Woodworth Avenue, P.O. Box 1029, Alma, MI 48801-6029 (989) 463-3131.

THE PLAN:

•	We have registered 600,000 shares of our common stock for sale under the Plan.
•	Plan participants can purchase additional shares of our common stock with their cash dividends and optional cash payments.

THE PLAN ADMINISTRATOR IS:

Registrar and Transfer Company 10 Commerce Drive Cranford, New Jersey 07016-3572 1-800-368-5948 Website: www.rtco.com

SYMBOL AND MARKET:

•	Our common stock is traded on The NASDAQ Global Select Market under the trading symbol “FBMI.”

Our common stock is not the obligation of or guaranteed or endorsed by any bank. It does not constitute a bank deposit. It is not federally insured or protected by the U.S. Government, the Federal Deposit Insurance Corporation, the Federal Reserve Board, or any other governmental agency. Investment in our common stock, as with any investment in common stock, involves investment risks, including the possible loss of principal.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information provided or incorporated by reference in this Prospectus. We are not making an offer to sell our common stock in any state where an offer to sell our common stock is not permitted. The information in this Prospectus is accurate only as of the date of this Prospectus.

This prospectus supersedes each previous Plan prospectus.

The date of this Prospectus is February ____, 2008

PLAN SUMMARY

        The Amended and Restated Dividend Reinvestment Plan of Firstbank Corporation provides holders of our common stock with a convenient method of purchasing additional shares of common stock by automatically reinvesting the cash dividends received on their shares without payment of any brokerage commission or service charge. The Plan also permits shareholders who become participants in the Plan to make optional cash payments of not less than $100 per cash payment (up to a maximum of $2,500 per calendar quarter) for investment in common stock.

        The shares purchased under the Plan may be newly issued shares or shares purchased for participants in the open market, at our option. The price of shares purchased directly from us will be 95% (as to shares purchased with reinvested dividends) or 100% (as to shares purchased with optional cash payments) of the last reported sale price of our shares on The NASDAQ Global Select Market. If shares are purchased in the open market, the price will be 95% (as to shares purchased with reinvested dividends) or 100% (as to shares purchased with optional cash payments) of the weighted average open market purchase prices for the shares. We reserve the right to modify the pricing or any other provision of the Plan at any time. The Plan does not represent a change in our dividend policy or a guarantee of future dividends, which will continue to depend on earnings, financial requirements and other factors.

        The Plan Administrator is: Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572 (Telephone 1-800-368-5948; Website: www.rtco.com).

        Shareholders enrolled in the Plan will continue to be enrolled unless they notify the Plan Administrator that they wish to withdraw from participation. Shareholders who do not wish to participate in the Plan will continue to receive cash dividends, as declared, by check or direct deposit in the usual manner.

        We suggest that you keep this Prospectus for future reference.

FIRSTBANK CORPORATION

        We are a financial holding company, owning all of the outstanding stock of seven banks operating in Michigan: Firstbank – Alma, Firstbank – Mt. Pleasant, Firstbank – West Branch, Firstbank – Lakeview, Firstbank – St. Johns, Keystone Community Bank and Firstbank – West Michigan. Our corporate offices are located at 311 Woodworth Avenue, Alma, Michigan 48801, and our telephone number is 989-463-3131.

        Aside from the stock of our subsidiary banks, we have no substantial assets. Our income depends upon management fees and dividends received from our subsidiary banks, which are limited by applicable state and federal regulations.

DESCRIPTION OF THE PLAN

        The following is a question and answer statement of the provisions of the Plan.

Purpose

        1.        What is the purpose of the Plan?

                  The purpose of the Plan is to provide record holders of shares of the common stock of the Corporation with a convenient and economical method of purchasing additional shares of common stock by automatically reinvesting the cash dividends received on their shares of common stock. The Plan also permits record holders of shares who become participants in the Plan to make optional cash payments of not less than $100 per cash payment (up to a maximum of $2,500 per calendar quarter) for investments in common stock. Shares of common stock to be purchased under the Plan may be made available by the Corporation from authorized but unissued shares, or, if additional shares are not being made so available, in shares of common stock purchased in the open market. Shares of common stock purchased from the Corporation’s authorized but unissued shares will provide the Corporation with additional funds for general corporate purposes. The Corporation will receive no proceeds from purchases by the Plan of any shares in the open market. As used in this Prospectus, the term “Additional Shares” includes shares of common stock held in the Corporation’s authorized but unissued shares.

Advantages

        2.        What are the advantages of the Plan?

                  Participants in the Plan may have cash dividends on their shares of common stock automatically reinvested in shares of common stock at a 5 % discount from the market price of the shares, or as otherwise determined under the Plan (see Question 16). Participants in the Plan are not required to pay any brokerage commission or service charge in connection with purchases under the Plan. Full investment of funds is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be credited to participants’ accounts. In addition, dividends in respect of such fractions, as well as full shares, are credited to participants’ accounts. Participants can avoid the inconvenience and expense of safekeeping certificates for shares credited to their accounts under the Plan (see Question 20). Quarterly statements of account are furnished to participants to provide simplified record keeping.

                  Participants in the Plan will also have the opportunity to make optional cash payments to the Plan of not less than $100 per cash payment, up to a maximum of $2,500 per calendar quarter, to be invested in shares of common stock. Shares of common stock purchased with optional cash payments will be purchased at 100% of the market price, or as otherwise determined under the Plan. (See Questions 11 and 16).

Administration

        3.        Who administers the Plan for participants?

                  Registrar and Transfer Company (the “Administrator”) administers the Plan for participants, purchases and holds shares acquired from the Corporation or in the market, keeps records, sends quarterly statements of account to participants and performs other duties relating to the Plan (see Question 32). Shares of common stock purchased under the Plan are registered in the name of the Administrator (or its nominee), as agent, and credited to the accounts of the respective participants. Participants may contact the Administrator at:

Registrar and Transfer Company Dividend Reinvestment Plan c/o Firstbank Corporation 10 Commerce Drive Cranford, New Jersey 07011-3572 Telephone: 1-800-368-5948; Website: www.rtco.com

Participation

        4.        Who is eligible to participate?

                  All holders of record of shares of common stock are eligible to participate in the Plan, except as described below. Although shares purchased with reinvested dividends are registered in the name of the Administrator (see Question 3), shareholders will continue to hold those shares currently held by them in their own names and should not transfer such shares to the Administrator. The Corporation reserves the right to exclude participation by shareholders who reside in jurisdictions, other than Michigan, having laws or regulations that impose conditions that the Corporation finds unacceptable to its making the Plan available in such jurisdictions or who fail to provide documentation acceptable to the Corporation of their state or country (if other than the United States) of residence. Consequently, the Plan may not be available to shareholders who live in some states other than Michigan or in countries other than the United States. A holder of record who wishes to participate in the Plan must certify the holder’s state or country (if other than the United States) of residence in the Authorization Form and undertake to notify the Administrator if such state or country of residence changes (see Question 10). Upon receipt of the Authorization Form, the Administrator will notify the holder of record within a reasonable time if the Plan is not available in the state or country where the holder resides.

        5.        May a participant elect full or partial reinvestment of shares?

                   Yes. A participant may elect to reinvest cash dividends paid on all or a portion of the shares of common stock held of record by the participant in the Plan or credited to the participant’s account under the Plan, by designating the participant’s election on the Authorization Form (see Question 10). Participants electing partial reinvestment of cash dividends must designate the number of whole shares for which they want to receive cash dividends. Dividends paid on all other shares held of record by the participant and all shares credited to the participant’s account under the Plan will be reinvested in additional shares of common stock.

                  Reinvestment levels may be changed from time to time as a participant desires by submitting a new Authorization Form to the Administrator. To be effective with respect to a particular dividend record date, any such change must be received by the Administrator before such dividend record date. (See Question 8).

                  If a participant specifies full reinvestment, cash dividends paid on shares of common stock held of record by the participant in the Plan and all shares credited to the participant’s account under the Plan will be reinvested in additional shares of common stock. If a participant specifies partial reinvestment, that portion of such dividend payment not being reinvested will be sent to the participant by check or direct deposit in the usual manner.

        6.        Can a beneficial owner who is not a holder of record participate in the Plan?

                  In order to be eligible to participate fully in the Plan, beneficial owners of shares of common stock whose shares are registered in names other than their own (for instance, in the name of a broker or nominee) must become shareholders of record by having shares transferred into their own names. Beneficial owners interested in participating in the Plan indirectly through brokers or nominee shareholders should contact their brokers or nominee shareholders to determine whether such indirect participation is available to them. The broker or nominee must certify the beneficial owner’s state or country (if other than the United States) of residence in the Authorization Form and undertake to promptly notify the Administrator of any changes in such state or country of residence (see Question 10). Upon receipt of the Authorization Form, the Administrator will notify the holder of record within a reasonable time if the Plan is not available in the state or country where the beneficial owner resides.

        7.        How does a shareholder participate?

                  A holder of record of shares of common stock may join the Plan at any time by completing and signing an Authorization Form and returning it to the Administrator. An Authorization Form may be obtained by written request to the Administrator or to the Corporation (See Question 32).

        8.        When will investment of dividends start?

                  The record dates for determining the record holders of common stock entitled to receive cash dividends with respect to the Corporation’s common stock are chosen from time to time by the Board of Directors of the Corporation and are customarily in the months of March, June, September and December of each year. If the Authorization Form is received by the Administrator before the record date for determining the holders of shares entitled to the next dividend, the reinvestment of dividends will commence with the next dividend. If the Authorization Form is received on or after such record date, the reinvestment of dividends will not start until payment of the next ensuing dividend. Dividend record dates will vary from time to time, and may be chosen in months other than March, June, September, and December of each year. A shareholder can minimize the possibility of missing a desired entry date by delivering an Authorization Form to the Administrator before the first day of the record date month in which the shareholder desires to commence participation in the Plan.

                  Shareholders are cautioned that the Plan does not represent a change in the Corporation’s dividend policy or a guarantee of future dividends, which will continue to depend upon the Corporation’s earnings, financial requirements and other factors.

        9.        Are shareholders enrolled in the Plan required to send in a new Authorization Form annually?

                  No. Shareholders enrolled in the Plan will continue to be enrolled in the Plan without further action on their part, unless the participant moves to a state or country where the Plan is not available or gives notice to the Administrator in writing that the participant wishes to withdraw from participation. (See Questions 24 and 25 for information concerning withdrawal from the Plan.)

        10.        What does the Authorization Form provide?

                  The Authorization Form directs the Administrator to apply the participating shareholder’s cash dividends on all or a portion of the shares of common stock of the Corporation registered in the participant’s own name and the shares credited to the participant’s account under the Plan, to the purchase of shares of common stock under the Plan. Participants electing partial reinvestment of cash dividends must designate in the Authorization Form the number of whole shares for which they want to receive cash dividends. (See Question 5).

                  The Authorization Form also requires the holder of record, broker or nominee to indicate the state or country (if other than the United States) of residence of the beneficial owner and to promptly notify the Administrator if such state or country of residence changes.

        11.        May a participant e1ect to make optional cash payments under the Plan?

                  Yes. Participants in the Plan may invest in shares of common stock under the Plan by making optional cash payments (“Supplemental Investments”). The minimum Supplemental Investment is $100 per cash payment, and a participant’s total Supplemental Investments may not exceed $2,500 per calendar quarter (any three-month period ending March 31, June 30, September 30 or December 31).

                  Shares of common stock purchased with Supplemental Investments will be purchased at 100% of the price referenced in Question 16 on the applicable Investment Date (see Question 12), or as otherwise provided in the Plan.

                  Supplemental Investments must be received by the Administrator no later than three business days prior to an Investment Date to be invested on the Investment Date (see Question 12). Otherwise, the Supplemental Investment will be held by the Administrator and invested on the next Investment Date (see Question 15). As in the case of purchases of common stock made through the reinvestment of cash dividends, participants will not incur any brokerage commissions or service charges in connection with shares purchased with Supplemental Investments. Shares of common stock purchased with Supplemental Investments will be held, and the dividends from such shares will be reinvested, in the same manner as all other shares purchased through the Plan.

                   A shareholder may make an initial Supplemental Investment by enclosing a check or money order (in a minimum amount of $100) with the Authorization Form when enrolling. Thereafter, Supplemental Investments may be made by forwarding a check or money order (in a minimum amount of $100) to the Administrator together with a payment form which will accompany each statement of account. All checks and money orders for Supplemental Investments should be made payable to “Registrar and Transfer Company, Administrator for the Firstbank Corporation Dividend Reinvestment Plan.” Participants in the Plan have no obligation to make Supplemental Investments, and may cease or resume making Supplemental Investments at any time.

                   NO INTEREST WILL BE PAID ON AMOUNTS HELD PENDING SUPPLEMENTAL INVESTMENTS. Investors should transmit Supplemental Investments so as to reach the Administrator shortly (but not less than three business days) before an Investment Date.

                    Supplemental Investments received by the Administrator will be transmitted to a segregated escrow account for the benefit of the participants. The escrow account will not be subject to any liens, or creditor claims, any bankruptcy proceedings if the Administrator or Corporation files for bankruptcy, or any other claims against the Administrator or the Corporation. Such Supplemental Investments will be transmitted to the escrow account by the opening of business on the next business day if the funds are received before noon, and by noon of the next business day if the funds are received after noon.

                   If shares of common stock are not purchased within 30 days of the receipt of a Supplemental Investment, the Administrator will mail to each participant a check in the amount of any such unapplied Supplemental Investments, without interest (see Question 15).

                   Any Supplemental Investment will be refunded if a written request for a refund is received by the Administrator no later than 48 hours prior to the Investment Date on which the Supplemental Investment would otherwise be invested. However, no refund of a check or money order will be made until the funds have been actually received by the Administrator. Accordingly, such refunds may be delayed several weeks from the original date of the request.

        12.        When is the Investment Date?

                   The Plan’s Investment Date is the 22nd of each calendar month or, if the 22nd is not a day on which quotations are reported on The NASDAQ Global Select Market, the next day on which quotations are so reported.

Costs

        13.        Are there any expenses to participants in connection with purchases under the Plan?

                   There are no brokerage fees or service charges to participants in connection with purchases of shares of common stock under the Plan. All costs of administration of the Plan are paid by the Corporation. However, if a participant requests the Administrator to sell the participant’s shares in the event of the participant’s withdrawal from the Plan, the participant may be required to pay a service charge and any transfer tax (see Question 24).

Purchases

        14.        When are Payments for Dividends made by the Corporation to the Administrator?

                   As and when dividends are paid on the common stock, the Corporation will promptly pay to the Administrator all dividends payable in respect of the shares of common stock held of record by participants in the Plan and the shares credited to participants’ accounts under the Plan for which the participants have elected to reinvest cash dividends, subject to any applicable tax withholding requirements (see Question 28). If a participant has specified partial reinvestment, that portion of such dividend payment not being reinvested will be sent to the participant by check or direct deposit in the usual manner.

        15.        How will shares be purchased under the Plan?

                   On each Investment Date, the Corporation will make shares of common stock available for purchase under the Plan from its authorized but unissued shares (“Additional Shares”). Alternatively, the Corporation may choose, in its sole discretion, that shares of common stock to be purchased under the Plan will be purchased in the open market. To the extent the Corporation is making Additional Shares available for purchase under the Plan, the Administrator will purchase such Additional Shares from the Corporation. To the extent the Corporation is not then making Additional Shares available for purchase under the Plan, the Administrator will purchase shares of common stock in the open market. The Corporation reserves the right, in its sole discretion, to cease or resume making Additional Shares available for such purposes at any time and from time to time.

                   If at any time the Corporation determines not to make Additional Shares available for purchase under the Plan and the Administrator is unable to purchase shares of common stock in the open market (by reason of lack of sufficient trading in the market, the operation of applicable laws, the closing of the securities markets or any other temporary curtailment or suspension of open market purchases), neither the Corporation nor the Administrator shall have any liability to any participant arising out of the inability to make purchases at such time. Notwithstanding the foregoing, if shares of common stock are not purchased: (1) within 30 days after a dividend payment date; or (ii) within 30 days of the receipt of a Supplemental Investment, the Administrator will mail to each participant a check in the amount of any such unapplied cash dividends and Supplemental Investments, without interest.

        16.        What will be the price of shares purchased under the Plan?

                   The price of shares of common stock purchased from the Corporation for participants in the Plan will be 95% (with respect to shares of common stock purchased with reinvested cash dividends) or 100% (with respect to Shares of common stock purchased with Supplemental Investments) of the last reported sale price for the Corporation’s common stock at the close of trading on The NASDAQ Global Select Market for the Investment Date, or if no sales are reported for that date on the last preceding date on which a sale was reported.

                   To the extent the Corporation is not then making Additional Shares available for purchase under the Plan (see Question 15), the Administrator will purchase shares of common stock in the open market. The price of shares of common stock purchased by the Administrator in the open market for participants in the Plan will be 95% (with respect to shares of common stock purchased with reinvested cash dividends) or 100% (with respect to shares of common stock purchased with Supplemental Investments) of the weighted average of the open market purchase prices for such shares.

        17.        How many shares will be purchased for participants?

                   Shares of common stock purchased by the Administrator on behalf of each participant in the Plan with reinvested dividends and Supplemental Investments will be allocated by the Administrator to the accounts of each participant in the Plan. The number of shares that will be purchased for each participant on any Investment Date will depend on the amount of the participant’s dividends and Supplemental Investments (if any) and the purchase price of the shares of common stock. Each participant’s account will be credited with that number of shares (including fractions computed to four decimal places) equal to the total amount to be invested, divided by the applicable purchase price (also computed to four decimal places).

Reports to Participants

        18.        What kind of reports will be sent to participants in the Plan?

                   Each participant in the Plan will receive quarterly statements of account. These statements are a participant’s record of the costs of the participant’s purchases and should be retained for income tax purposes. In addition, each participant will receive the most current Prospectus for the Plan and copies of the same communications sent to all other holders of shares of common stock, including the Corporation’s quarterly reports and annual report to shareholders, a notice of the annual meeting and proxy statement and Internal Revenue Service information for reporting dividend income received.

Dividends

        19.        Will participants receive dividends on shares held in their Plan accounts?

                   Yes. Dividends on full shares, and any fraction of a share, credited to a participant’s account will be reinvested in shares of common stock and credited to a participant’s account. If a participant has requested partial reinvestment, that portion of such dividend payment not being reinvested will be sent to the participant by check or direct deposit in the usual manner.

Certificates for Shares

        20.        Will certificates be issued for shares of common stock purchased under the Plan?

                   Shares of common stock purchased under the Plan for the accounts of participants will be registered in the name of the Administrator (or its nominee), and certificates for such shares will not be issued to participants until requested. The total number of shares credited to an account under the Plan will be shown on each statement of account. This custodial service protects participants against the risk of loss, theft or destruction of stock certificates.

                   Certificates for any number of whole shares credited to an account under the Plan will be issued at any time upon the written request of a participant to the Administrator. Any remaining full shares and fraction of a share will continue to be credited to the participant’s account. Certificates for fractions of shares will not be issued under any circumstances.

        21.        In whose name will certificates be registered when issued?

                   Accounts under the Plan will be maintained in the names in which certificates of the participants were registered at the time the participants entered the Plan. Consequently, certificates for whole shares will be similarly registered when issued at the request of a participant (see Question 20).

22.	What happens when a participant sells or transfers all of the shares registered in the participant’s name?

                   If a participant disposes of all shares of common stock registered in the participant’s name (those for which the participant holds certificates), the dividends on the shares credited to the participant’s account under the Plan will continue to be reinvested until the participant notifies the Administrator that the participant wishes to withdraw from the Plan.

        23.        May shares in a Plan account be pledged?

                   No. A participant who wishes to pledge shares credited to the participant’s Plan account must request that certificates for such shares be issued to the participant.

Withdrawal from the Plan

        24.        How does a participant withdraw from the Plan?

                   A participant may withdraw from the Plan at any time by sending a written notice to the Administrator that the participant wishes to withdraw. All certificates or cash payments described below will be sent to the withdrawing participant within 30 days from the Administrator’s receipt of such notice of withdrawal.

                   When a participant withdraws from the Plan, or upon termination of the Plan by the Corporation, at the option of the participant, either (a) whole shares credited to the participant’s account will be removed from the Plan but will continue to be held by the Administrator for the participant in book entry form outside of the Plan or (b) certificates for whole shares credited to the participant’s account under the Plan will be issued. In either case, cash payment will be made to the participant for any fraction of a share held in the Plan (see Question 25).

                   Alternatively, a participant may request that the Administrator sell for a participant some or all of the participant’s shares held in the Plan. The Administrator will sell shares for the participant through a registered broker-dealer selected by the Administrator in its sole discretion. If a participant requests that the Administrator arrange for the sale of the participant’s shares, the participant will be charged a fee of $15 and the brokerage commissions, if any, by the broker-dealer selected by the Administrator. These amounts will be deducted from the cash proceeds paid to the participant. If the proceeds of the sale are insufficient to cover the transaction fee, the participant will not receive a check, but will not be billed any additional amount. Participants cannot set any price limits or other restrictions for the sale.

        25.        What happens to a fraction of a share when a participant withdraws from the Plan?

                   When a participant withdraws from the Plan, the Administrator will send the participant a check for any fractional shares held in his or her account. The price for the fractional shares may be determined by the Administrator by either: (a) selling shares on the open market through an unaffiliated, registered broker-dealer; or (b) by using the closing price of the common stock on the NASDAQ National Market on the date the request is processed.

Other Information

        26.        What happens if the Corporation issues a stock dividend or declares a stock split?

                   Any stock dividends or split shares distributed by the Corporation on shares registered in the name of or credited to the account of a participant under the Plan will be added to the participant’s account and not mailed or delivered directly to the participant. The participant, however, may request the Corporation to issue certificates for such stock dividends or split shares once they are added to the participant’s account (see Question 20).

        27.        How will a participant’s shares be voted at meetings of shareholders?

                   For each meeting of shareholders, the participant will receive a proxy which will enable the participant to vote shares registered in the participant’s name as well as shares credited to the participant’s Plan account. If the proxy card is returned properly signed and marked for voting, all of such shares will be voted as marked. The total number of shares held may also be voted in person at a meeting.

                   If no instructions are received on a properly signed returned proxy card with respect to any item thereon, all of a participant’s shares — those registered in the participant’s name and those credited to the participant’s account under the Plan — will be voted in accordance with the recommendations of the Corporation’s management, just as for nonparticipating shareholders who return proxies and do not provide instructions. If the proxy card is not returned or if it is returned unsigned, none of the participant’s shares will be voted unless the participant votes in person.

        28.        What are the Federal income tax consequences of participation in the Plan?

                   In general, a participant will have the same Federal income tax consequences with respect to dividends payable to the participant on shares credited to the participant’s Plan account and on shares held by the participant directly as other holders of the Corporation’s shares of common stock. In accordance with Internal Revenue Service rulings applicable to dividend reinvestment plans similar to the Plan, a participant will be treated for Federal income tax purposes as having received, on each Investment Date which includes the payment of dividends, a dividend equal to the full amount of the cash dividend payable on such date with respect to the participant’s shares even though that amount is not actually received by the participant in cash but, instead, is applied to the purchase of shares for the participant’s account. In addition to the reinvested dividends being taxable, the discount allowed on the purchase of shares with reinvested dividends under the Plan is also taxable as dividend income to the participant in the year the shares are purchased.

                   If the shares of common stock are purchased by the Administrator in the open market, the payment of brokerage commissions and service charges by the Corporation in connection with the purchase of shares in the open market will be treated as additional income to the participants.

                   The tax basis of shares acquired under the Plan will be the undiscounted purchase price for the stock, plus, as to the shares acquired in the open market, any commissions, charges or mark-ups paid by the Corporation. For shares acquired by the Administrator directly from the Corporation under the Plan, the holding period begins the day after the applicable dividend payment date. For shares acquired by the Administrator in the open market under the Plan, the holding period begins on the purchase date.

                   A participant will not realize any taxable income when the participant receives certificates for whole shares credited to the participant’s account under the Plan, either upon the participant’s request for such certificates or upon withdrawal from or termination of the Plan. However, a participant who receives, upon withdrawal from or termination of the Plan, a cash payment for any full share then sold for the participant, or for a fractional share then held in the participant’s account, will realize gain or loss measured by the difference between the amount of the cash which the participant receives and the price at which such full share or fractional share was credited to the participant’s account. Such gain or loss will be capital in character if such full share or fractional share is a capital asset in the hands of the participant. For further information as to tax consequences of participation in the Plan, participants should consult with their own tax advisers.

                   Information for income tax purposes for participants in the Plan will be printed on the participant’s statement of account.

        29.        What provision is made for foreign shareholders subject to income tax withholding?

                   In the case of foreign shareholders who elect to have their dividends reinvested and whose dividends are subject to United States income tax withholding, an amount equal to the dividends payable to such shareholders, less the amount of tax required to be withheld, will be applied to the purchase of shares of common stock under the Plan.

        30.        What is the responsibility of the Corporation and the Administrator under the Plan?

                   The Corporation and the Administrator, in administering the Plan, will not be liable for any act done in good faith or for any good faith omission to act, including without limitation any claim of liability arising out of failure to terminate a participant’s account upon such participant’s death prior to receipt of notice in writing of such death.

        PARTICIPANTS SHOULD RECOGNIZE THAT NEITHER THE CORPORATION NOR THE ADMINISTRATOR CAN ASSURE THEM OF A PROFIT OR PROTECT THEM AGAINST A LOSS ON THE SHARES PURCHASED BY THEM UNDER THE PLAN.

        31.        May the Plan be changed or discontinued?

                   The Corporation reserves the right to suspend, amend, modify or terminate the Plan at any time. All participants will receive notice of any such suspension, amendment, modification or termination. Any such modification or termination will not, of course, affect previously executed transactions.

        32.        Where should correspondence regarding the Plan be directed?

                   All correspondence regarding the Plan should be addressed to:

Registrar and Transfer Company 10 Commerce Drive Cranford, New Jersey 07011-3572 Telephone: 1-800-368-5948; Website: www.rtco.com

                   Please mention the Firstbank Corporation Dividend Reinvestment Plan on all correspondence.

USE OF PROCEEDS

        We have no basis to estimate precisely either the number of shares of common stock that ultimately may be sold pursuant to the Plan or the prices at which such shares will be sold. However, we plan to use the net proceeds from the sale of authorized but unissued shares of common stock pursuant to the Plan, when and as received, to increase our capital and for other general corporate purposes. The net proceeds from the sale of shares of common stock purchased in the open market pursuant to the Plan will be applied to the purchase price and expenses of acquiring such shares in the market.

LEGAL OPINION

        The validity of the shares of Firstbank Corporation common stock offered hereby has been passed upon for Firstbank Corporation by Varnum, Riddering, Schmidt & Howlett LLP.

EXPERTS

        The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Firstbank Corporation incorporated in this Prospectus by reference to Firstbank Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007, have been so incorporated in reliance on the reports of Plante & Moran, PLLC and of Crowe Chizek and Company LLC, both of which are independent registered public accounting firms.

INDEMNIFICATION

        The Corporation’s Articles of Incorporation and Bylaws contain provisions regarding the indemnification by the Corporation of directors, officers and other persons under specified conditions.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information concerning us can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information from issuers, including us, that file such documents electronically with the SEC. This Prospectus is part of a registration statement we filed with the SEC. The full registration statement can be obtained from the SEC as indicated above, or directly from us, as indicated below.

        The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this Prospectus, and any information filed with the SEC subsequent to this Prospectus will automatically be deemed to update and supersede this information. The documents listed in (a) through (d) below and all documents subsequently filed pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering, shall be deemed to be incorporated by reference in this Prospectus.

    (a)        Our latest annual report on Form 10-K filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 which contains financial statements for our latest fiscal year for which a Form 10-K was required to have been filed.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report referred to in (a) above.

    (c)        The description of the Corporation’s common stock, registered under Section 12 of the Securities Exchange Act of 1934, contained in the Registration Statement on Form 8-A filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

(d) All information included in the future in appendixes or amendments to the Firstbank Corporation Dividend Reinvestment Plan Prospectus.

        If any future document that is incorporated by reference into this Prospectus modifies anything in this Prospectus (including any document that has been incorporated by reference), then the modified statement will be replaced by the modifying statement without any further action by us. Nothing in this Prospectus shall be deemed to incorporate information “furnished” by us to the SEC or that is otherwise not deemed to be filed with the SEC.

        We will provide, without charge, copies of documents incorporated by reference (other than exhibits) to each person to whom this Prospectus is delivered. Please direct any request for any of these documents to:

FIRSTBANK CORPORATION
311 Woodworth Avenue
Alma, Michigan 48801
Attention: Secretary
(989) 463-3131

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

        Expenses in connection with the securities being registered herein are estimated to be as follows:

Registration Fee	$
Blue Sky fees and expenses		320
Printing		1,000
Legal fees and expenses		1,000
Accountants fees and expenses		1,000
Miscellaneous expenses		2,500

Total		$5,820

Item 15.  Indemnification of Directors and Officers.

        The Articles of Incorporation of Firstbank Corporation (“Corporation”) provide that its directors and officers are to be indemnified as of right to the fullest extent permitted under the Michigan Business Corporation Act (“MBCA”). Under the MBCA, directors, officers, employees or agents are entitled to indemnification against expenses (including attorneys’ fees) whenever they successfully defend legal proceedings brought against them by reason of the fact that they hold such a position with the corporation. In addition, with respect to actions not brought by or in the right of the corporation, indemnification is permitted under the MBCA for expenses (including attorneys’ fees), judgments, fines, penalties and reasonable settlement if it is determined that the person seeking indemnification acted in a good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to criminal proceedings, he or she had no reasonable cause to believe that his or her conduct was unlawful. With respect to actions brought by or in the right of the corporation, indemnification is permitted under the MBCA for expenses (including attorneys’ fees) and reasonable settlements, if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders; provided, indemnification is not permitted if the person is found liable to the corporation, unless the court in which the action or suit was brought has determined that indemnification is fair and reasonable in view of all the circumstances of the case.

        In addition to the available indemnification referenced above, the Corporation’s Articles of Incorporation, as amended, limit the personal liability of the members of its Board of Directors for monetary damages with respect to claims by the Corporation or its shareholders resulting from certain negligent acts or omissions.

        Under an insurance policy maintained by the Corporation, the directors and officers of the Corporation are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors and officers.

Item 16.  Exhibits

        Reference is made to the Exhibit Index which appears following the signature page.

Item 17.  Undertakings

        The undersigned Registrant hereby undertakes:

        (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of Securities Act of 1933;

        (b)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate represent a fundamental change in the information set forth in registration statement;

        (c)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        Provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Alma, State of Michigan, on the 25th day of February, 2008.

FIRSTBANK CORPORATION /s/ Thomas R. Sullivan —————————————— Thomas R. Sullivan President and Chief Executive Officer (Principal Executive Officer)

/s/ Samuel G. Stone —————————————— Samuel G. Stone Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following directors of Registrant on February 25, 2008 on behalf of the Registrant. Each director of the Registrant, whose signature appears below, hereby appoints Thomas R. Sullivan and Samuel G. Stone, and each of them severally, as his attorney-in-fact, to sign in his name and on his behalf, as a director of the Registrant, and to file with the Commission any and all Amendments to this Registration Statement.

/s/ Duane A. Carr —————————————— Duane A. Carr	/s/ Edward B. Grant —————————————— Edward B. Grant

/s/ Thomas D. Dickinson —————————————— Thomas D. Dickinson	/s/ David D. Roslund —————————————— David D. Roslund

/s/ David W. Fultz —————————————— David W. Fultz	/s/ Samuel A. Smith —————————————— Samuel A. Smith

/s/ Jeff A. Gardner —————————————— Jeff A. Gardner	/s/ Thomas R. Sullivan —————————————— Thomas R. Sullivan

/s/ William E. Goggin —————————————— William E. Goggin

EXHIBIT INDEX

Exhibit No.	Description

4.1	Articles of Incorporation of Firstbank Corporation – previously filed as exhibit 3.1 to registrant’s Registration Statement on Form S-4 filed on July 8, 2005. Here incorporated by reference.

4.2	Bylaws of Firstbank Corporation - previously filed as an exhibit to the registrant's Registration Statement on Form S-2 (Registration No. 33-68432) filed on September 3, 1993. Here incorporated by reference.

5.1	Opinion of Counsel

23.1	Consent of Crowe Chizek and Company LLC, Independent Registered Public Accounting Firm

23.2	Consent of Plante & Moran, PLLC, Independent Registered Public Accounting Firm

23.3	Consent of Counsel (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

99.1	Shareholder Authorization Form

99.2	Letter to Shareholders Concerning the Plan

99.3	The Firstbank Corporation Amended and Restated Dividend Reinvestment Plan is set forth in full in the Prospectus